Exhibit (d)(18)

IVY FUNDS

MASTER BUSINESS MANAGEMENT AND INVESTMENT ADVISORY
AGREEMENT SUPPLEMENT
Ivy Cundill Global Value Fund
Ivy European Opportunities Fund
Ivy International Fund
Ivy International Value Fund
Ivy Cash Reserves Fund
Ivy Pacific Opportunities Fund

         AGREEMENT originally made as of the 31st day of December, 2002, by and between Ivy Funds (f.k.a. Ivy Fund) (the "Fund") and Waddell & Reed Ivy Investment Company (the "Manager"), and amended as of August 25, 2004, and further amended as of March 27, 2006.

         WHEREAS, the Fund is an open-end investment company organized as a Massachusetts business trust and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Fund from time to time;

WHEREAS, a separate class of shares of the Fund is offered to investors with respect to each investment portfolio;

         WHEREAS, the Fund has adopted a Master Business Management and Investment Advisory Agreement dated December 31, 2002 (the "Master Agreement"), pursuant to which the Fund has appointed the Manager to provide the business management and investment advisory services specified in that Master Agreement; and

         WHEREAS, Ivy Cundill Global Value Fund, Ivy European Opportunities Fund, Ivy International Fund, Ivy International Value Fund, Ivy Cash Reserves Fund and Ivy Pacific Opportunities Fund (each a "Portfolio" and, collectively, the "Portfolios") are separate investment portfolios of the Fund.

NOW, THEREFORE, the Trustees of the Fund hereby take the following actions, subject to the conditions set forth:

         1.         As provided for in the Master Agreement, the Fund hereby adopts the Master Agreement with respect to each Portfolio, and the Manager hereby acknowledges that the Master Agreement shall pertain to each Portfolio, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

2. The term "Portfolio" as used in the Master Agreement shall, for purposes of this Supplement, pertain to each Portfolio.

         3.         As provided in the Master Agreement and subject to further conditions as set forth therein, each Portfolio shall pay the Manager a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in the Prospectus of the applicable Portfolio for determining net asset value per share) of the net assets of the Portfolio during the preceding month at the following annual rates:

Ivy Cundill Global Value Fund
Net Assets	Fee
Up to $500 million	1.00% of net assets
Over $500 million and up to $1 billion	0.85% of net assets
Over $1 billion and up to $2 billion	0.83% of net assets
Over $2 billion and up to $3 billion	0.80% of net assets
Over $3 billion	0.76% of net assets

Ivy European Opportunities Fund
Net Assets	Fee
Up to $250 million	1.00% of net assets
Over $250 million and up to $500 million	0.85% of net assets
Over $500 million	0.75% of net assets

Ivy International Fund
Net Assets	Fee
Up to $1 billion	0.85% of net assets
Over $1 billion and up to $2 billion	0.83% of net assets
Over $2 billion and up to $3 billion	0.80% of net assets
Over $3 billion	0.70% of net assets*

Ivy International Value Fund
Net Assets	Fee
Up to $1 billion	0.85% of net assets
Over $1 billion and up to $2 billion	0.83% of net assets
Over $2 billion and up to $3 billion	0.80% of net assets
Over $3 billion	0.70% of net assets*

Ivy Pacific Opportunities Fund
Net Assets	Fee
Up to $500 million	1.00% of net assets
Over $500 million and up to $1 billion	0.85% of net assets
Over $1 billion and up to $2 billion	0.83% of net assets
Over $2 billion and up to $3 billion	0.80% of net assets
Over $3 billion	0.76% of net assets

Ivy Cash Reserves Fund
Net Assets	Fee
All Assets	0.40% of net assets

*Breakpoint schedule approved by the Board of Trustees on May 24, 2006.

         4.         This Supplement and the Master Agreement (together, the "Agreement") shall become effective with respect to each Portfolio as of the date first written above or such later date as the shareholders may approve the Agreement, and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect with respect to each Portfolio until October 1, 2005, and from year to year thereafter if such continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities of the applicable Portfolio (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) or by the Fund's entire Board of Trustees and (b) by the vote, cast in person at a meeting called for that purpose, of a majority of the Fund's Independent Trustees. This Agreement may be terminated with respect to each Portfolio at any time, without payment of any penalty, by vote of a majority of the outstanding voting securities of the applicable Portfolio (as defined in the 1940 Act) or by vote of a majority of the Fund's entire Board of Trustees on sixty (60) days' written notice to the Manager or by the Manager on sixty (60) days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

IN WITNESS WHEREOF, the Fund and the Manager have adopted this Supplement as of the date first set forth above.

IVY FUNDS, on behalf of Ivy Cundill Global Value Fund, Ivy European Opportunities Fund, Ivy International Fund, Ivy International Value Fund, Ivy Cash Reserves Fund and Ivy Pacific Opportunities Fund

By: /s/Kristen A. Richards
Kristen A. Richards
Title: Vice President

IVY INVESTMENT MANAGEMENT COMPANY

By: /s/Henry J. Herrmann
Henry J. Herrmann
Title: President